Exhibit 10.5

REF TOPCO, INC.
2019 STOCK OPTION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (this “Agreement”), is made effective as of [DATE] (the “Date of Grant”), by and between REF Topco, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant”).

RECITALS

WHEREAS, the Company has adopted the REF Topco, Inc. 2019 Stock Option Plan (as amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan; and

WHEREAS, the Committee has determined that it is in the best interests of the Company to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.             Grant. The Company hereby grants to the Participant, effective as of the Date of Grant, an Option to acquire a total of [NUMBER] Shares, subject to all of the terms and conditions of the Plan and this Agreement (the “Option”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Code.

2.             Exercise Price. The per-share exercise price of the Shares subject to the Option shall be $[AMOUNT].

3.             Vesting.

(a)           Time-Based Options. A total of fifty percent (50%) of the Shares (the “Time-Based Option”) subject to the Option shall vest and become exercisable based on the Participant’s continued employment with the Company or one of its Subsidiaries during the four-year period immediately following [DATE] (the “Vesting Commencement Date”), with (i) 25% of the Shares subject to the Time-Based Option vesting on the first anniversary of the Vesting Commencement Date (the “First Anniversary”) and (ii) the remaining 75% of the Shares subject to the Time-Based Option vesting in equal installments on each of the 36 monthly anniversaries of the Vesting Commencement Date immediately following the First Anniversary; provided, that, all Time-Based Options that are outstanding and unvested as of immediately prior to a Change in Control shall vest in full upon the occurrence of the Change in Control.

(b)           Performance-Based Option.

(i)             A total of 50% of the Shares subject to the Option (the “Performance-Based Option”) shall become eligible to vest upon the achievement of Multiple of Money thresholds, if the Participant remains in continued employment with the Company or one of its Subsidiaries through the earlier of (1) an Exit Event and (2) the date such threshold is achieved. The actual percentage of the Performance-Based Option that will vest and become exercisable shall be based on the achievement of the following Multiple of Money thresholds at any time prior to or in connection with an Exit Event (determined by linear interpolation for achievement between the thresholds specified in the table):

Multiple of Money	Percentage of Performance-Based Options Vesting
Less than 1.75	0%
1.75	50%
2.50 or greater	100%

(ii)            Any portion of the Performance-Based Option that remains unvested immediately after a Change in Control (after taking into account any vesting that occurs in connection with such Change in Control), shall remain outstanding and eligible to vest through an Exit Event upon the achievement of Multiple of Money thresholds, subject to the Participant’s continued employment with the Company or one of its Subsidiaries until the earlier to occur of (1) an Exit Event and (2) the date such threshold is achieved.

(iii)           Any portion of the Performance-Vesting Option that remains unvested following the Permira Shareholder’s receipt of all Cash Proceeds in connection with an Exit Event will be forfeited by the Participant and cease to be outstanding without the delivery of any Shares or the payment of any other consideration therefor.

(c)           For purposes of this Agreement, the following terms have the meanings set forth below:

(i)             “Cash Proceeds” means, as of any determination date, as determined in good faith by the Board, all cash proceeds and Marketable Securities received by the Permira Stockholder in respect of the Initial Investor Shares, including, without limitation, the proceeds in cash and Marketable Securities of any direct or indirect disposition (in whole or in part), dividends, returns of capital or distributions received by the Permira Stockholder in respect of the Initial Investor Shares, excluding, for greater certainty, any market and customary management, consulting, monitoring, advisory, transaction or similar fee, if any, received by the Permira Stockholder or any of its Affiliates.

(ii)            “Exit Event” means the date on which the Permira Shareholder disposes of all of its Initial Investor Shares.

(iii)           “Initial Investment Amount” means the aggregate investment by the Permira Stockholder in the Company at Fair Market Value (it being understood that any investments made by employees, officers, directors or independent contractors of the Company do not constitute cash invested by the Permira Stockholder), including any subsequent contributions of capital.

(iv)            “Initial Investor Shares” means the Shares issued to the Permira Stockholder.

(v)             “Multiple of Money” means the number obtained by dividing (a) the Cash Proceeds realized by the Permira Stockholder prior to and upon an Exit Event in respect of the Initial Investor Shares by (b) the Initial Investment Amount; provided, however, that the calculation of the Multiple of Money will give effect to the dilutive effects of any payments paid to the holders of vested Options and other holder of securities or other rights issued under any other stock option agreement or similar agreement. In the event that the Permira Stockholder realizes additional Cash Proceeds in respect of the Initial Investor Shares after the occurrence of an Exit Event (whether through distribution of escrow funds, earn-out payments, post-closing adjustments or similar items), the Multiple of Money shall be recalculated effective of such realization.

(vi)            “Non-Marketable Securities” means any equity securities which are not Marketable Securities.

(d)          Any portion of the Option that does not become vested in accordance with this Section 3 will be forfeited by the Participant and cease to be outstanding without the delivery of any Shares or the payment of any other consideration therefor.

4.             Term. Subject to the provisions of the Plan and this Agreement, the Options, to the extent vested and exercisable, shall cease to be outstanding immediately and all rights of the Participant hereunder shall thereupon terminate upon the earliest to occur of:

(a)           the tenth anniversary of the Date of Grant;

(b)           six months following the date of the Participant’s termination of employment with the Company and its Subsidiaries due to the Participant’s death or Disability;

(c)           the date of the Participant’s termination of employment with the Company and its Subsidiaries for Cause; and

(d)           90 days following the date of the Participant’s termination of employment with the Company and its Subsidiaries for any reason not set forth in subsections (b) or (c) of this Section 4.

5.             Exercise.

(a)             The Option shall be exercised when written notice of such exercise (the “Exercise Notice”), signed by the Participant, has been delivered to the Company in accordance with the provisions of Section 5(f) hereof. The Exercise Notice shall state that the Participant is electing to exercise the Option, shall specify the number of Shares purchasable under the Option which the Participant then wishes to purchase (the “Purchased Shares”) and shall be accompanied by the items described in Section 5(b) hereof. Delivery of the Exercise Notice shall constitute an irrevocable election to purchase the Shares specified in the Exercise Notice and the date on which the Company receives said notice and documentation shall, subject to the provisions of Section 7, be the date as of which the Shares so purchased shall be deemed to have been issued.

(b)             The Exercise Notice shall be accompanied by payment in full of the applicable exercise price (x) in cash or by check or wire transfer, (y) by the delivery to the Company of a certificate or certificates representing Shares, duly endorsed or accompanied by a duly executed stock power, which delivery transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such Shares to be valued at the aggregate Fair Market Value thereof on the date of such exercise), or (z) in the discretion of the Participant, by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate exercise price in respect of the Purchased Shares, provided that, in the case of clause (y) or (z), the Company is not then prohibited from purchasing or acquiring such Shares pursuant to any loan or debt agreement to which the Company or any of its Affiliates is a party or pursuant to applicable law.

(c)             Upon receipt of the Exercise Notice and subject to Section 5(b) and Section 7 hereof, the Company shall take such action as may be necessary under applicable law to effect the issuance to the Participant of the Purchased Shares.

(d)             In the event of the Participant’s death or Disability, the vested portion of the Option shall be exercisable by the Participant’s executor, administrator or legal representative, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, as applicable (and the term “Participant” shall be deemed to include such person or persons).

(e)             The Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to the Option until: (i) the Option shall have been exercised in accordance with the terms of this Agreement and the Participant shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised and any withholding taxes due and (ii) the Participant shall have delivered the fully executed Stockholders’ Agreement to the Company. Upon the occurrence of all of the foregoing events, the Participant shall have full ownership rights with respect to such Shares, subject to the provisions of the Stockholders’ Agreement.

(f)             The Exercise Notice shall be delivered to the Company and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

6.             Withholding Taxes. Whenever Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Participant to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax obligations (the “Withholding Tax Obligations”) prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares. In the discretion of the Committee, the Participant may satisfy such Withholding Tax Obligations by surrendering to the Company at the time of exercise Shares (including Purchased Shares) having a Fair Market Value on the date of exercise equal to the minimum statutory Withholding Tax Obligations (or such other rate that will not cause adverse accounting consequences for the Company or any of its Affiliates), provided, that, the Company is not then prohibited from purchasing or acquiring such Shares pursuant to any loan or debt agreement to which the Company or any of its Affiliates is a party or pursuant to applicable law.

7.             Securities and Related Matters.

(a)             The Committee may require as a condition to the right to exercise the Option hereunder that the Company receive from the person exercising the Option representations, warranties and agreements, at the time of any such exercise, to the effect that the Shares are being purchased without any present intention to sell or otherwise distribute such Shares in violation of applicable federal securities laws and that the Shares will not be disposed of in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

(b)             All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Option or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other restrictions of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8.             Restrictive Covenants.

(a)             Acknowledgement. The Participant hereby acknowledges that (i) he or she is subject to all of the terms and conditions of the restrictive covenants set forth in this Section 8 (the “Restrictive Covenants”), (ii) the Restrictive Covenants survive the termination of the Participant’s employment with the Company and its Subsidiaries and the exercise or termination of the Option in accordance with the terms thereof and (iii) the Company would not have made the grant of Options to the Participant in the absence of his or her agreement to be subject to the Restrictive Covenants.

(b)             Nondisclosure of Confidential Information. During the course of the Participant’s employment with the Company, the Participant will have access to certain Confidential Information. During his or her employment by the Company and thereafter, the Participant agrees to hold in confidence and not access, disclose or use for his or her own benefit, other than such benefit as the Participant may derive as a member of the Company, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means data and information (i) relating to the business of the Company, regardless of whether the data or information constitutes a trade secret under applicable law, (ii) disclosed to the Participant or of which the Participant became aware as a consequence of the Participant’s employment with the Company, (iii) having value to the Company, (iv) not generally known to competitors of the Company, and (v) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Participant without authorization from the Company, (2) which has been independently developed and disclosed by others, or (3) which has otherwise entered the public domain through lawful means. In the event that the Participant becomes legally compelled to disclose any Confidential Information, the Participant shall provide the Company with notice of such requirement within three (3) business days of learning of such obligation (and in any event, prior to any disclosure) to allow the Company to seek a protective order or other remedy. The Participant agrees to cooperate with the Company (at the Company’s expense) in seeking such protection for Confidential Information. The Participant further agrees that any disclosure of Confidential Information pursuant to legal compulsion shall be only to the minimum extent necessary to comply with the Participant’s legal obligation.

(c)             Non-Solicitation of Clients, Customers or Suppliers. The Participant agrees that while the Participant is employed with the Company or its Affiliates and for a period equal to one (1) year following the date of a Participant’s (x) voluntary resignation or (y) termination of employment by the Company for Cause, the Participant will not use trade secrets or proprietary information of the Company or any of its Affiliates to solicit or divert, entice or otherwise take away any Person who is, at the time of such solicitation, a customer, vendor or manufacturer of the Company and/or its Subsidiaries or who otherwise provides business, patronage or orders to the Company or its Subsidiaries.

(d)             Non-Solicitation of Employees. The Participant agrees that while the Participant is employed with the Company or its Affiliates and for a period equal to two (2) years following the date of a Participant’s (x) voluntary resignation or (y) termination of employment by the Company for Cause, the Participant shall not, directly or indirectly, whether on behalf of the Participant or of a Competing Business, (i) solicit, recruit, induce, lure or attempt to hire away any individual who is an employee of the Company or any of its Subsidiaries or Affiliates, (ii) solicit or encourage any employee of the Company or any of their Affiliates to terminate such individual’s employment or breach any restrictive covenant between such employee and the Company or such Affiliate or (iii) hire or employ any individual who is an employee of the Company or any of its Subsidiaries or Affiliates.

(e)             Nondisparagement. During the Participant’s employment with the Company and thereafter, neither the Participant nor the Company shall take any action to disparage the Participant, on the one hand, or the Company or any of its Subsidiaries or Affiliates, on the other hand; provided that in no event shall this Section 8(e) prevent the Company or the Participant from making any critical remarks or similar statements in the ordinary course of business during the Participant’s employment.

(f)             Proprietary Rights. The Participant hereby assigns to the Company or its designee all of the Participant’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Participant, either alone or in conjunction with others, during the Participant’s employment with the Company and related to the Company’s Business (the “Inventions”). Whenever requested to do so by the Company and at the Company’s expense, the Participant shall execute any and all applications, assignments or other instruments that the Company, in good faith, shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States of America or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the termination of the Participant’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Participant during the Participant’s employment with the Company. Notwithstanding any other provision of this Agreement, to the extent that California Labor Code Section 2870 is applicable, Inventions do not include, and any provision in this Agreement requiring Participant to assign (or otherwise providing for ownership by Company of) rights to an Invention does not apply to, any Invention that qualifies fully under the provisions of California Labor Code Section 2870 (a copy of which is attached as Exhibit A).

(g)             Return of Company Property. Upon termination of the Participant’s employment for any reason or earlier, upon the Company’s request, the Participant shall promptly return to the Company all Property (as defined herein) that has been entrusted or made available to the Participant by the Company. For purposes of this Agreement, “Property” means all Confidential Information, records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, equipment and other property of any kind or description prepared, used or possessed by the Participant during the Participant’s employment with the Company (and any duplicates of any such property), in each case which relate to the Company or its Affiliates, or the Company’s Business.

(h)             Cooperation. In the event of termination of the Participant’s employment, for whatever reason (other than death), the Participant agrees to cooperate with the Company and its Affiliates (at the Company’s expense) and to be reasonably available to the Company and its Affiliates for a reasonable period of time thereafter with respect to matters arising out of the Participant’s employment hereunder or any other relationship with the Company and its affiliates, whether such matters are business-related, legal or otherwise. Any such cooperation shall take into account any responsibilities to which the Participant is subject to a subsequent employer or otherwise.

(i)             Remedies. The Participant acknowledges and agrees that the restrictions contained in this Section 8 are reasonable, necessary, and impose no greater restraint on the Participant than is necessary to protect what the Participant acknowledges to be the Company’s legitimate business interests. The Participant agrees that, in the event of a breach of Section 8 of this Agreement, damages will not be an adequate remedy and the Company will be entitled, inter alia, to injunctive relief to restrain any such breach, threatened or actual. The Participant expressly waives any obligation by the Company to post a bond or other security as a condition to obtaining such injunctive relief. Notwithstanding anything in this Agreement or the Plan to the contrary, and subject to the Company’s ability to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, if the Board determines in good faith that the Participant has committed a breach of the Restrictive Covenants, then the Board may immediately cause the Option to cease to vest or be exercisable.

9.             Arbitration.

(a)             The Company and the Participant mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them that are related in any way to the Plan, this Agreement or the Option (collectively, “Disputes”); provided, however, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes will be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Comprehensive Arbitration Rules & Procedures then in effect (the “JAMS Rules”).

(b)             Any arbitration proceeding brought under this Agreement will be conducted in Los Angeles, California or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules. Each party to any Dispute will pay its own expenses, including attorneys’ fees. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in a court of competent jurisdiction, including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(c)             Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(d)             It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and the Participant agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure will give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

10.           Miscellaneous.

(a)             Representations and Warranties. The Company makes no representations or warranties as to the income, estate or other tax consequences to the Participant of the grant or exercise of the Option or the sale or other disposition of the Shares acquired pursuant to the exercise thereof.

(b)             Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(c)             Option Subject to Plan and Stockholders’ Agreement. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and the Stockholders’ Agreement, (ii) the Option is subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference, (iii) any Shares issued upon exercise of the Option will be subject to the Stockholders’ Agreement, as may be amended from time to time and (iv) to the extent not already executed, the Participant will, as a condition to the Participant’s receipt of the Option, execute the Stockholders’ Agreement in the form attached as Exhibit B hereto.

(d)             Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

(e)             Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(f)             Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement will be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document will be construed against the drafting party will not be applicable to this Agreement.

(g)             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(h)             Section 409A. It is intended that the terms of this Agreement be exempt from or comply with Section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the Committee shall take all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing the Participant’s economic rights hereunder.

(i)             Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), the Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Participant (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement the Participant has with the Company will prohibit or restrict the Participant from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

[Remainder of page is left blank intentionally]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

REF TOPCO, INC.

By:
Name:
Title:

[Signature Page to Stock Option Agreement]

PARTICIPANT

[NAME]

[Signature Page to Stock Option Agreement]

Exhibit A

California Labor Code Section 2870

(a)             Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)             To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

Stockholders’ Agreement